SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 30, 2006

WEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21771	47-0777362

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska		68154

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(402) 963-1200

None

(Former name or former address, if changed since last report)

Item 1.01 Amendment of Material Definitive Agreement
     Amended and Restated Credit Agreement
     On March 30, 2006, West Corporation entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Wachovia Bank, National Association, as agent (“Wachovia”), certain domestic subsidiaries of West, as guarantors, and the various lenders party thereto, as lenders. The Amended and Restated Credit Agreement amends and restates the Amended and Restated Credit Agreement, dated as of November 15, 2004, as amended, by and among the parties (the “Previous Credit Agreement”).
     As with the Previous Credit Agreement, interest accrues at a variable rate over either LIBOR or an alternative base rate based upon West’s consolidated leverage ratio. West may select either LIBOR or the alternative base rate in its discretion. The commitment fees also vary based upon West’s consolidated leverage ratio.
     The Amended and Restated Credit Agreement:
•	increases the revolving credit available to West Corporation from $400 million to $800 million;

•	includes an uncommitted add-on facility allowing an additional increase in the revolving credit available to West Corporation from $800 million to $1.2 billion;

•	increased the letter of credit commitment amount from $20 million to $50 million;

•	increased the swingline loan commitment amount from $10 million to $25 million;

•	loosens the required Consolidated Leverage Ratio from “2.5 to 1.0” to “3.0 to 1;”

•	reduces the minimum commitment fee from 15 basis points to 8 basis points;

•	reduces the maximum commitment fee from 25 basis points to 17.5 basis points;

•	reduces the maximum interest rate over the alternative base rate from 25 basis points to 0 basis points;

•	reduces the minimum interest rate over LIBOR from 75 basis points to 40 basis points; and

•	reduces the maximum interest rate over LIBOR from 125 basis points to 87.5 basis points.
     Amounts outstanding under the Amended and Restated Credit Agreement are guaranteed by certain domestic subsidiaries of West (the “Guarantors”) just as in the Previous Credit Agreement. The Amended and Restated Credit Agreement also amends certain defined terms, affirmative covenants and negative covenants contained in the Previous Credit Agreement to provide West with more operating flexibility, including terms and covenants relating to consolidated EBITDA, financial reporting, investments, mergers and acquisitions, and indebtedness.

     Synthetic Lease
     On March 30, 2006, West also amended its existing synthetic lease, dated as of May 9, 2004 (the “Existing Synthetic Lease”), among West Facilities Corporation, as lessee (the “Lessee”), the Guarantors, as guarantors, Wachovia, as agent, Wachovia Development Corporation, as borrower and lessor, and the various lenders party thereto, as lenders (the “Amended Synthetic Lease”).
     The Amended Synthetic Lease incorporates all of the changes made to the definitions, affirmative covenants and negative covenants in the Amended and Restated Credit Agreement.
     The foregoing descriptions of the Credit Agreement and the Amended Synthetic Lease are qualified in their entirety by reference to the full text of the Credit Agreement and Amended Synthetic Lease, which are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of March 30, 2006, by and among West, certain subsidiaries of West, certain financial institutions as lenders and Wachovia Bank, National Association

10.2	Sixth Amendment to Certain Operative Agreements, dated as of March 30, 2006, by and among West Facilities Corporation, West and various entities parties to the Participation Agreement as guarantors, Wachovia Development Corporation, the various banks and other lenders party to the Participation Agreement and Wachovia Bank, National Association.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION
DATE: April 5, 2006
/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of March 30, 2006, by and among West, certain subsidiaries of West, certain financial institutions as lenders and Wachovia Bank, National Association

10.2	Sixth Amendment to Certain Operative Agreements, dated as of March 30, 2006, by and among West Facilities Corporation, West and various entities parties to the Participation Agreement as guarantors, Wachovia Development Corporation, the various banks and other lenders party to the Participation Agreement and Wachovia Bank, National Association.